Exhibit 10.5

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT is made and entered into effective as of the 12th day of June, 2001, by and between CyGen Technologies, Inc., a Colorado corporation ("Developer"), whose present address is 2460 West 26th Avenue, Suite 280-C, Denver, Colorado 80211, and E-Site Technologies, Inc. a Colorado corporation ("Client") whose present address is 5957 South Birch Way, Littleton, Colorado 80121.

RECITALS:

WHEREAS, Client desires Developer to render professional services to Client's Customers on behalf of Client and to Client with such professional services initially to be related to the software design and development projects as described from time to time for Client's Customers or Client in the Statements of Work, if any, which will be attached hereto and incorporated herein as an integral part hereof;

NOW THEREFORE, in consideration of the mutual benefits, agreements, covenants and promises herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions

In this Agreement:

1.1. "Agreement" means this written agreement between Developer and Client, together with any and all appendices, addendums, exhibits, schedules and other attachments hereto, including without limitation the Statement of Work, if any, attached hereto.

1.2. "Client Representative" means one of the Client's employees or agents designated by Client pursuant to Section 2.3, who shall be deemed as Client's liaison with Developer, and who shall have the power to act as Client's project manager in order to make ongoing decisions under this Agreement which are binding upon Client.

1.3. "D eveloper Software" means any and all software to be coded by Developer and delivered to Client's Customers in connection with the provision of the Services and in accordance with the Statement of Work.

1.4. "Intellectual Property Rights" means:

(i) rights in any patent, copyright, trademark, trade dress, and trade name;

(ii) related registrations and applications for registration; and

(iii) trade secrets, moral rights and goodwill.

1.5. "Project Management Plan" means the written proposal by Developer constituting Developer's proposal for the development of Developer Software contemplated by the Statement of Work attached to this Agreement (if any), which document shall outline the general project management including beta testing, change and transition management, deployment of release version of Developer Software and other matters relating to the design, development and construction, testing and acceptance, and full implementation of Developer Software.

1.6. "Proposal for Development" means the previously delivered Proposal for Development (if any) prepared by Developer and accepted by Client relating to the design and/or development of software by Developer for Client.

1.7. "Services" means the professional design and software development services to be provided by Developer hereunder, as more specifically described in any Statement of Work.

1.8. "Statement of Work" means any and each document so named and from time to time prepared by Developer and accepted by Client. Where more than one such Statement of Work in respect of the same or different projects or aspects of the Services is accepted and agreed to by the parties (either concurrently or at different times after the date hereof), then, so long as this Agreement is in effect and has not terminated in accordance with Article 10, this Agreement shall apply equally to each such Statement of Work, as if a separate Master Services Agreement in the form hereof had been entered into between Client, Client's Customers and Developer with respect to each such Statement of Work.

2. Scope of Services

2.1. Services. Tasks which comprise the Services that Developer will perform, and the deliverables that will result from such Services, shall be outlined in one or more Statements of Work which shall be signed by both parties and shall reference this Agreement. The purpose of the Statement of Work is to provide an overview of the proposed work plan, to identify the scope of the work effort, and to provide time and cost estimates for completion of the tasks. Developer shall have no obligation under this Agreement to perform any Services if no Statement of Work is signed by Client. The parties may mutually agree from time to time on additional Statement(s) of Work providing for additional Services to be performed or additional Developer Software to be developed by Developer pursuant to this Agreement. In the event Client identifies additional user requirements after Developer begins work on any given Statement of Work, Client shall document such requirements and provide such documentation to Developer upon request. Developer will promptly provide cost and schedule estimates for each requirement, to Client upon request. Developer will promptly provide cost and schedule estimates for each requirement, and will work with Client and Client's Customers to establish priorities for each. The parties shall mutually agree in writing on the cost and schedule for such Services before Developer shall perform any such Services. In the event of any conflict between the terms of this Agreement and any Statement of Work, the terms of the Statement of Work will govern the provisions of the Services involved.

2.2. Manner of Performance. Developer shall provide the Services in accordance with the requirements of the applicable Statement of Work, and shall furnish advice and assistance relating to areas of work consistent with Developer's qualifications and abilities. Developer may, but shall not be required to, render periodic written reports covering any and all phases of the work carried out during the period of performance of the Services, providing any and all conclusions and recommendations appropriate and necessary to the data gathered and information generated. Developer agrees to have its consultants perform Services to complete the project tasks as specified in all Statement(s) of Work upon the terms and conditions stated in this Agreement. For purposes of this Agreement, Developer's "consultants" shall refer to both Developer's employees and to third party subcontractors or agents who are obligated under written contract with Developer. Developer shall have sole discretion and control over the work of all Developer's consultants under this Agreement and the manner in which it is performed, provided that the requirements of each Statement of Work are met and provided that all such work shall be performed in a professional, workmanlike manner. Developer will arrange the schedule or performance of the work in compliance with the relevant Statement of Work, and will handle all details and logistics of performance.

2.3 Client Representative. Client will appoint and designate the Client Representative, who shall provide professional and prompt liaison with Developer and have the necessary expertise and authority to commit Client and Client's Customers. Subject to Section 5, Client may change the Client Representative any time and from time to time upon written notice to Developer. Primary guidance and direction for Developer with respect to performance of the Services will be the responsibility of the Client Representative, who will be available to attend progress meetings scheduled during normal business hours (and will be available for telephone interview access during normal business hours when Developer is working remotely) at regular intervals, to maintain clear and open channels of communication, and to minimize problems and facilitate prompt and efficient performance of the Services.

3. Client's Duties and Responsibilities

3.1. Data and Information. Client shall make available in a timely manner at no charge to Developer all technical data, computer facilities, programs, files, documentation, test data, sample output, or other information and resources required by Developer for the performance of the Services. Client will be responsible for, and assumes the risk of any problems resulting from, the content, accuracy, completeness and consistency of all such data, materials, and information supplied by Client.

3.2. Personnel. Client or Client's Customers' personnel will be reasonably available to assist with any client needs analysis task as required by Developer to respond to Developer's consultant questions, and to perform acceptance testing on deliverables developed or modified by Developer pursuant to this Agreement.

3.3. Equipment. During the time a Developer consultant is on Client's or Client's Customers' premises, Client or Client's Customers will provide at no charge to Developer for such consultant's use a workspace and access to the appropriate computing resources and environment, including phone, fax, and other mutually agreed office equipment and materials needed for the work such consultant is performing under this Agreement.

3.4. Tasks. Developer's role is to assist Client and Client's Customers with the proper implementation of the Developer Software. Tasks that are primarily the responsibility of the Client or Client's Customers' personnel will remain the responsibility of and under such Client or Client's Customers' supervision, management and control, even if Developer assists in performing such tasks.

4. Price and Payment for Services

4.1. Compensation for Services. Developer shall be compensated by Client for the Services rendered as specified in the Statement of Work relating to the Services.

4.2. Taxes, Duties and Shipping Costs. All prices specified in the Statement of Work are exclusive of sales, use, excise and other applicable taxes, duties and similar levies on the Services or on the Developer software, all of which shall be payable by Client in addition to the prices as specified in the applicable Statement of Work, unless Client provides Developer with a valid exemption certificate therefrom. Client is responsible for paying all shipping costs and import duties for products ordered or delivered under this Agreement.

4.3. Out-of-Pocket Expenses. In addition to the payment for the Services and the Developer Software specified in the applicable Statement of Work, Client shall reimburse Developer for all reasonable out-of-pocket expenses incidentally incurred by Developer or its employees, independent contractors or agents in connection with the Services rendered under this Agreement, provided that such expenses have been approved in advance by the Client Representative. Such out-of-pocket expenses shall include reasonable documented travel expenses approved in advance by the Client Representative. Such reasonable documented travel expenses shall be those that are in accordance with Client's travel entertainment policy for its own employees, except that in all cases business class travel shall be considered reasonable for any trip requiring one-way travel time of fifteen (15) hours or more.

4.4. Invoices, Late Fees and Further Costs. Developer's invoices shall be submitted to Client at the end of each month in which Services are provided. Such invoices shall be payable within thirty (30) days of receipt. A late charge of 1.5% will be added monthly (18% per annum) to any outstanding balance that is past due. Payments received from Client will be credited towards late charges prior to outstanding balances. Client shall further be responsible for all costs incurred by Developer in connection with any claim made by Developer in order to recover payment of Client's account, including without limitation all professional fees and legal costs.

5. Change Requests

Requests by Client for a change to the specifications set out in the applicable Statement of Work or any change to any Statement of Work or to the Services requested hereunder (a "Change Request") will be governed by Developer's standard change process, as set out under the heading "Change and Decision Control" in the Development Process section of the Project Management Plan, and shall be subject to mutual agreement of the parties. Upon receipt of a Change Request, Developer will promptly advise Client of the resultant impact on the cost and scheduled delivery dates. Unless otherwise agreed to between the parties in writing, any additional work caused by the changes set out in the Change Request will be billed at Developer's standard hourly consulting rates plus expenses.

Any change in the Client Representative (except where such change is initiated by Developer for a reason other than that the designated individual does not meet the requirements of a Client Representative set out in Section 2 above), will be treated as a change subject to a Change Request and to an additional charge of $100 an hour for the transition or training costs for the replacement Client Representative, and may delay the scheduled delivery dates of the project without abatement of price or other recourse to Developer.

6. Testing and Acceptance

Client or Client's Customers, as applicable, and Developer shall jointly conduct testing from time to time during the performance of the Services with respect to all deliverables hereunder. Such testing shall be performed in accordance with the Acceptance Criteria (if any) specified in the applicable Statement of Work or, in the absence of such stipulated Acceptance Criteria, according to the Project Management Plan.

Developer reserves the right to suspend further performance of the Services in the event that the Client or Client's Customers through the Client unreasonably refuse to certify that any portion of the project described in the Statement of Work has met the Acceptance Criteria, and the time for performance of the remaining Services shall be extended by the length of time performance is so suspended.

7. License and Intellectual Property Rights

7.1. Client's Intellectual Property Rights in Developer Software. Client acknowledges that until Developer has prepared a Statement of Work relating to any Developer Software proposed to be developed hereunder, the Intellectual Property Rights of Client relating to such Developer Software which Developer will be able or prepared to incorporate into such Statement of Work will necessarily be uncertain, as such Intellectual Property Rights must be such that Developer is able to perform its obligations under its other contractual commitments with other clients of Developer entered into both before and after this Agreement. Any Statement of Work prepared after the date hereof may (but is not required to) set out Intellectual Property Rights with respect to the Developer Software proposed to be designed and developed by Developer pursuant thereto which are greater than the Intellectual Property Rights hereinafter in this Section 7 provided. Unless otherwise expressly provided in the applicable Statement of Work, the Intellectual Property Rights of Client in the Developer Software covered by any Statement of Work shall not be less than the non-exclusive, perpetual, irrevocable, worldwide, royalty-free and fully-paid up license hereinafter provided for. Accordingly, unless otherwise expressly provided in the applicable Statement of Work, the following provisions shall govern the respective Intellectual Property Rights of the parties in the Developer Software.

7.2. No Ownership of Preexisting Materials or Inventions. Client expressly recognizes that it is not and will not be the author or owner of any code, graphics, data or documentation provided to Client by Developer where such code, graphics, data or documentation consists of preexisting know-how, generic, licensed or non-unique software components, structures, architectures, subroutines, functions, algorithms, formulas, third party tools, libraries and programs, which Developer may make use of to develop or incorporate into the Developer Software, and to which Developer or any third party licensor has prior copyright ownership ("Preexisting Materials"). Client also expressly recognizes that it is not and will not be the author or owner of the Intellectual Property Rights in any and all inventions, discoveries, trade secrets, know-how, improvements, enhancements, developments, software components, structures, architectures, subroutines, functions, algorithms, formulas, devices, designs, apparatuses, machines, practices, processes, methods, products, or literary compositions of any kind, whether or not patented, patentable, copyrighted or copyrightable, and whether or not relating to or incorporated in the Developer Software, made, developed or perfected during the course of performance of the Services furnished hereunder by Developer or by others associated with or used by Developer (collectively, "Inventions").

7.3. Client's Intellectual Property Rights and License. Client shall be deemed the author or owner of any trademarks, trade names, logos, graphics or data provided by Client and incorporated into the Developer Software (the "Client's Proprietary Work"). The parties recognize and agree that the code, graphics, data or documentation comprising the Developer Software other than the Preexisting Materials and the Inventions (the "Custom Portions of the Developer Software") is a "work made for hire", and that, provided that Client makes payment in full of all amounts required from time to time to be paid to Developer hereunder, Client shall be deemed to be the sole author of the Custom Portions of the Developer Software. Developer hereby grants Client a personal, royalty-free, non-exclusive, non-transferable, perpetual right and license (so long as client makes payment as aforesaid) to use and modify the Preexisting Materials and the Inventions, and to sublicense and distribute the Preexisting Materials and the Inventions as part of, but only as a part of, the sublicensing and/or distribution of any of the Developer Software to third parties. Client expressly recognizes that Developer is an independent contractor, and that Developer is not an employee, partner, or joint venture of Client. The rights of Client described above shall not preclude Developer from acting as a computer programmer, from designing and developing software, or from using skills or knowledge Developer or others associated with or used by Developer acquires as a result of its engagement with Client, including without limitation the Preexisting Materials and the Inventions.

8. Warranties and Disclaimers

8.1. Warranty and Liability Limitations. EXCEPT AS PROVIDED IN THIS SECTION, ALL SERVICES AND ALL DEVELOPER SOFTWARE ARE DELIVERED WITHOUT WARRANTY OF ANY KIND (EXPRESS IMPLIED, OR STATUTORY) TO CLIENT OR ANY THIRD PARTY, INCLUDING, BUT NOT LIMITED TO, ANY EXPRESS OT IMPLIED WARRANTIES OF: 1) MERCHANTABILITY; 2)FITNESS FOR A PARTICULAR PURPOSE; 3) EFFORT TO ACHIEVE PURPOSE; 4) QUALITY; OR 5) ACCURACY. NO EMPLOYEE, CONSULTANT, AGENT OR OTHER REPRESENTATIVE OF DEVELOPER HAS AUTHORITY TO BIND DEVELOPER TO ANY ORAL REPRESENTATIONS OR WARRANTIES CONCERNING THE SERVICES OR THE DEVELOPER SOFTWARE.

8.2. Warranty Concerning Services. The Services provided by Developer hereunder shall be performed in a professional and workmanlike manner and shall substantially conform with the description of Services set forth in the applicable Statement of Work.

8.3. Warranty Concerning Developer Software. THE FOLLOWING WARRANTY DOES NOT APPLY TO ANY DEVELOPER SOFTWARE WHERE THIS AGREEMENT IS TERMINATED PURSUANT TO THE PROVISIONS OF ANY OF SECTIONS 10.2, 10.3 AND 10.4 PRIOR TO SUCCESSFUL COMPLETION OF THE SERVICES AND IMPLEMENTATION OF DEVELOPER SOFTWARE CONTEMPLATED BY THE STATEMENT OF WORK (AS AT THE DATE OF TERMINATION). During the warranty period (if any) specified in the Statement of Work (and, in the absence of such specification, for a period of ninety (90) days after the date of completion of performance of the Services), Developer warrants that all Developer Software will not fail to execute its programming instructions due to defects in materials and workmanship when properly installed and used as directed by Developer pursuant to this Agreement. Developer warrants that such Developer Software will substantially perform the tasks set forth in the Statement of Work for each specific project and conform to specifications and specific technical information about such Developer Software, which is published in Developer's product manuals and data sheets in effect on the date that Developer delivers such Developer Software to Client. Developer further warrants that Developer Software will interoperate with other software programs specified in the Statement of Work to the extent that such interoperation is described in the Statement of Work. Developer warrants that all Developer Software provided hereunder shall be Century Date Compliant. For the purposes hereof, "Century Date Compliant" shall mean (i) the capabilities, functions, calculations and other mechanical and/or computing processes of the software perform in accordance with their documentation, regardless of the date and time in which data was input into such software, whether before, on, or after January 1, 2000, and whether or not the dates are affected by leap years, and (ii) the software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes data input and data values, and returns and displays date values, in a manner consistent with the documentation of the Developer Software, regardless of the dates used, whether before, on or after January 1, 2000. Developer warrants that the Developer Software provided under this Agreement and all documentation associated therewith will not infringe any U.S. or foreign Intellectual Property Rights of others, and Developer shall defend, indemnify and hold Client and Client's officers, directors, employees and agents harmless from any and all expenses (including legal expenses and court costs), losses, costs, damages or liabilities, which may be incurred on account of any infringement or alleged infringement of the Intellectual Property Rights of others in connection with the use by Client of the Developer Software or the documentation associated therewith in accordance with the provisions of the Statement of Work and this Agreement.

8.4. Remedy Limitations. CLIENT'S SOLE REMEDY FOR DEVELOPER'S BREACH OF WARRANTY UNDER SECTIONS 8.2 AND 8.3 IS AS SET FORTH IN THIS SECTION 8.4. Should Developer breach any of its warranties herein, Client shall so notify Developer in writing, and Developer shall use reasonable diligence to remedy such breach within 30 days of receipt of Client's notice. Should Developer fail to remedy the breach within that time, Client shall be entitled to a reasonable abatement of fees hereunder and any other damages permitted by law. IN NO EVENT SHALL DEVELOPER BE LIABLE TO CLIENT FOR ANY AMOUNT IN EXCESS OF THE FEES ACTUALLY PAID BY CLIENT TO DEVELOPER FOR SERVICES AND DEVELOPER SOFTWARE PROVIDED HEREUNDER. CLIENT AGREES THAT ANY EFFORTS BY DEVELOPER TO MODIFY ITS SERVICES OR SOFTWARE SHALL NOT BE DEEMED A WAIVER OF THESE LIMITATIONS, AND THAT ANY DEVELOPER WARRANTIES SHALL NOT BE DEEMED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. CLIENT FURTHER AGREES THAT IN NO EVENT SHALL DEVELOPER BE LIABLE TO CLIENT OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF DATA, LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF DEVELOPER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT IF DEVELOPER WAS GROSSLY NEGLIGENT. MODIFICATIONS MADE TO DEVELOPER SOFTWARE BY CLIENT OR ANY THIRD PARTY VOIDS ANY REMAINING EXPRESS OR IMPLIED WARRANTIES. Some jurisdictions do not permit the exclusion or limitation of liability for consequential or incidental damages, and, as such, some portion of the above limitation may not apply to Client. In such jurisdictions, Developer's liability is limited to the greatest extent permitted by law. Notwithstanding any other provision or waiver of liability or warranty contained in this Section 8, Developer agrees to indemnify and hold harmless Client from any and all liability, claims, damages and lawsuits of third parties for services provided by Developer to such third parties pursuant to this Agreement, including but not limited to, attorney's fees and all costs related to any lawsuits or arbitration.

9. Dispute Resolution

The following procedures will be adhered to in all disputes arising under this Agreement:

9.1. Informal Resolution Procedure. The aggrieved party shall notify the other party in writing (the "written notification") of the nature of the dispute with as much detail as possible about the deficient performance of the other party. Client Representative and Developer's project manager at that time responsible for this Agreement (collectively, the "Project Managers") shall meet in person or by telephone within five (5) business days of the date of the written notification to reach an agreement about the nature of the deficiency and the corrective action to be taken by the respective parties. The Project Managers shall produce a joint report about the nature of the dispute in detail to their respective management. If the Project Managers are unable to agree on corrective action, Client's senior partner or executive and Developer's President shall meet in person or by telephone to facilitate an agreement within ten (10) business days of the date of the written notification. If management cannot resolve the dispute or agree upon a written plan of corrective action to do so within such ten (10) business days, or if the agreed-upon completion dates in the written plan of corrective action are exceeded, either party may seek arbitration as provided in Section 9.2.

9.2. Formal Dispute Resolution. The parties shall submit any dispute arising under this Agreement that the parties cannot resolve by the procedure set forth in Section 9.1 to binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in the City and County of Denver, in the State of Colorado. The following procedures shall apply:

(a) Demand for arbitration shall be filed in writing with the other party to this Agreement, and with the AAA. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question will be barred by the applicable statute of limitations.

(b) The award rendered by the arbitrator or arbitrators shall be final and judgment may be entered upon it in accordance with applicable law and into any court having jurisdiction thereof.

(c) All filing fees and AAA costs associated with the arbitration itself shall be paid for by the party who files a Notice of Arbitration; provided, however, that all such expenses shall be recovered by the filing party in the event such filing party prevails. Any issues regarding who is the prevailing party shall be determined by the arbitration panel. The prevailing party shall also recover from the non-prevailing party all attorneys' fees and costs, including fees and costs for legal assistance and expert witnesses, and including all fees and costs relative to any challenge or appeal of the arbitration work, or confirmation by a court of law.

10. Term and Termination

10.1. Term. The term of this Agreement shall commence on the effective date first above written and shall continue until successful completion of the Services, unless sooner terminated as provided in Sections 10.2, 10.3 or 10.4.

10.2. Termination by Client Without Cause. Subject to Section 10.5, Client may terminate this Agreement and the provision of the Services at any time without cause by giving Developer written notice of termination, provided that no such termination will entitle Client to be released from the obligation to pay or to a refund of any portion of the fees due or paid, as applicable, for Services rendered pursuant to any and each Statement of Work previously signed by Client. In addition, where Client terminates this Agreement pursuant to this Section 10.2 within less than seven (7) days in advance of the commencement or performance of the Services, Developer shall be entitled to invoice Client for, and Client agrees to pay, all of Developer's internal and out-of-pocket expenses accrued prior to the date of termination, plus 50% of the total charges for the services projected to be performed during the first seven (7) work days of the project contemplated by the Statement of Work, as liquidated damages for any and all damages or losses suffered or incurred by Developer as a result of such termination.

10.3. Termination by Developer Without Cause. Developer may terminate this Agreement immediately and the provision of the Services at any time without cause by giving Client written notice of termination and refunding to Client all of its fees paid hereunder, without interest.

10.4. Termination for Cause. In the event of a breach of any material term or condition hereunder by either party (including without limitation any failure by Client to pay any amount due to Developer in accordance with Section 4.4), the other party shall have the right to terminate this Agreement as of the date of such default, by notice given in writing to the other party, whereupon this Agreement shall thereafter be null and void and of no further effect, with the exception of the parties continuing rights as specified in Section 10.5.

10.5. Post-Termination Rights.

(a) Fees Owed to Developer. In the event of termination of this Agreement by either party for any reason, and without limiting the provisions of Section 10.2 Client shall pay Developer for all work and expenses accrued prior to the effective date of such termination. Developer shall be entitled to invoice Client for such work in accordance with Sections 4.4 and 10.2.

(b) Certain Provisions to Continue. Developer's indemnification of Client under Section 8.3, Client's obligations under Section 13, and the parties mutual obligations under Section 14 shall survive any termination of this Agreement. In addition, any unresolved disputes remaining after termination of this Agreement shall, notwithstanding such termination, be resolved in accordance with the provisions hereof.

11. Assignment and Delegation of Duties

Neither party may assign or transfer this Agreement or their rights and obligations hereunder, without the prior written consent of the other party, and any attempted assignment or transfer without such consent shall be null and void ab initio. The parties recognize that Client has retained Developer's services for Developer's unique development capabilities. Developer reserves the right, however, to delegate certain of its duties under this Agreement to persons, entities and subcontractors which it determines are capable of performing the obligations of Developer hereunder in accordance with Developer's warranty set out in Section 8.

12. Non-Solicitation and Non-Hiring of Developer's Employees

During the term of this Agreement, and for a period of two years after the termination of this Agreement, Client agrees not to hire or to solicit the employment of any person who (a) at the time of such solicitation or hiring is presently an employee of Developer, or (b) at any time within one year prior to such solicitation or hiring has been an employee of Developer, and directly or indirectly associated with Developer's work effort under this Agreement. The parties recognize and agree that the damages resulting to Developer from a breach of this Section are difficult or impossible to calculate, and that irreparable injury to Developer would result from any such breach. Developer shall be entitled to injunctive relief in the event of any breach or threatened breach of this Section, in addition to any other remedy in law or equity arising therefrom. Additionally, if Client hires such a person as Client's employee or contracts with such a person as Client's contractor, Client shall pay to Developer liquidated damages equal to two times such person's annual base salary immediately preceding such person's termination of employment with Developer. The parties agree that such liquidated damages are a reasonable estimate of the damages which would be suffered by Developer in the event of such hiring.

13. Confidential Information

Each of the parties recognizes that it will come into possession of information that comprises valuable trade secrets and other confidential information ("Confidential Information") which is exclusively owned by the other party or by Client's Customers. Both parties expressly recognize that Confidential Information is being conveyed to them under conditions of confidentiality, and agree that they shall not disclose Confidential Information to any third party during the term of this Agreement and at all times following the termination or expiration of this Agreement. The parties may, however, disclose Confidential Information only to their employees who need to know Confidential Information in order to assure the parties compliance with the other terms and conditions of this Agreement. In the event of the breach of this provision regarding confidential information, it is understood that damages will be difficult to ascertain and either party, including Client on behalf of Client's Customers, may petition a court of law or equity for injunctive relief in addition to any other relief which they may have under the law, this Agreement or any other agreement executed in connection herewith.

14. Remedies

The failure of either party to seek relief for the other parties breach of any duty under this Agreement shall not constitute a waiver of such breach, and no waiver of a breach hereunder shall constitute a waiver of any right of the non-breaching party to seek relief for any subsequent breach.

15. Force Majeure

Non-performance by either party will be excused to the extent that such performance is rendered impossible or delayed by acts of God or a public enemy, acts of the United States or any state or political subdivision thereof, fires, severe weather, floods, earthquakes, natural disasters, explosions or other catastrophes, embargoes, shortage of goods, labor strikes, slow-downs or labor stoppages of any kind, delays of suppliers or delay of transportation for any reason, or any other causes beyond the control of such party in furnishing items or services, including but not limited to, breakdown or failure of machinery or equipment or delay in Client reporting problems or furnishing information or materials, provided that the non-performing party gives prompt notice of such conditions to the other party and makes all reasonable efforts to perform notwithstanding such conditions. The time for performance specified pursuant to this Agreement shall be extended by the period during which such performance was rendered impossible or delayed, provided always, however, that, should such circumstance last more than thirty (30) continuous days, either party may by written notice to the other party, terminate this Agreement as of the date of receipt of such notice.

16. Notice

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt. All communications shall be sent:

to Developer at: CyGen Technologies, Inc.

2460 West 26th Avenue, Suite 280-C

Denver, Colorado 80211

Attn: Executive Management Team

Fax: (413) 647-1451

to Client at: E-Site Technologies, Inc.

5957 S Birch Way

Littleton, CO 80121

Attention: Dennis Lairamore

Fax: 303-721-7938

or at such other address as Developer or Client may designate by ten (10) days advance written notice to the other parties hereto.

17. Governing Law and Jurisdiction

The construction, validity and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, and the parties expressly waive its choice of law rules. The parties agree that venue and jurisdiction for any litigation arising out of, related to, or regarding the validity of, this Agreement shall lie in the City and County of Denver, State of Colorado.

18. Entire Agreement

This agreement and its attachments constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties with respect to the matters stated herein.

19. Amendment

This Agreement may only be amended, modified or waived in writing signed by a duly authorized representative of the parties. No waiver of any provision of this Agreement shall be effective unless signed on behalf of the waiving party by a signatory with authority to amend or modify this Agreement in accordance with the preceding sentence.

20. Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

21. Captions

Captions contained in this Agreement are for reference purposes only, and are not intended by either party to describe, interpret, define, broaden or limit the scope, extent or intent of the Agreement or any of its provisions.

22. Knowing Consent and Authority to Consent

The parties knowingly and expressly consent to the foregoing terms and conditions. Each signatory is authorized to enter into this Agreement on behalf of its respective party.

23. Relationship of Parties

The relationship of Developer and Client established by this Agreement is solely that of independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture, association, or employment relationship between the parties. Developer is not to be considered the agent of Client or any third-party provider of goods or services with regard to the performance of their respective contractual or other legal obligations.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF THE DATE INDICATED ABOVE.

CYGEN TECHNOLOGIES, INC.

Signed: /s/ Carson Green

Printed Name: Carson Green

Title: Chief Operating Officer

CLIENT: E-Site Technologies, Inc.

Signed: /s/ Dennis Lairamore

Printed Name: Dennis Lairamore

Title: President